Exhibit 99.1

Grace News
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Tania Almond T +1 410.531.4590 tania.almond@grace.com

Grace Reports Fourth Quarter and Full-Year 2016 Results

•	Income from continuing operations attributable to Grace of $12.8 million down 53% and Adjusted EBIT of $118.9 million up 11% for the quarter

•	Diluted EPS from continuing operations of $0.18 down 54% and Adjusted EPS of $0.95 up 32% for the quarter

•	Gross margin of 36.7% and Adjusted Gross Margin of 42.8% up 60 bps for the quarter

•	Net cash flow provided by operating activities of $267.5 million and Adjusted Free Cash Flow of $236.0 million for the full year

•	Increasing annual cash dividend rate 24% and declaring quarterly cash dividend of $0.21 per share

COLUMBIA, MD - February 8, 2017 - W. R. Grace & Co. (NYSE: GRA) announced fourth quarter income from continuing operations attributable to Grace of $12.8 million, or $0.18 per diluted share. Income from continuing operations attributable to Grace for the prior-year quarter was $27.5 million, or $0.39 per diluted share. Adjusted EBIT increased 11% to $118.9 million, and fourth quarter Adjusted EPS increased 32% to $0.95 per diluted share.
"We finished 2016 with a strong quarter delivering top line revenue growth both year-over-year and sequentially," said Fred Festa, Grace’s Chairman and Chief Executive Officer. "It was a year of significant transition for Grace. We positioned ourselves well for the future by completing the separation of our construction business, acquiring a polyolefin catalysts business, and divesting certain non-core product lines. We made real progress to align costs with our new structure and made effective use of cash."
Fourth Quarter Results
Fourth quarter net sales of $440.8 million increased 4% compared with the prior-year quarter. Compared with the third quarter, net sales grew 9%.
Income from continuing operations was $12.8 million for the fourth quarter, a decrease of 53% compared with $27.5 million for the prior-year quarter, primarily due to the effects of the pension mark-to-market adjustment of $61.4 million. Adjusted EBIT of $118.9 million increased 11% from the prior-year quarter. Adjusted EBIT margin of 27.0% increased 170 basis points compared with the prior-year quarter.
Diluted EPS from continuing operations was $0.18, including a $0.59 unfavorable impact from the pension mark-to-market adjustment, down 54% compared with the prior-year quarter. Adjusted EPS was $0.95, up 32% compared with the prior-year quarter.
Twelve Month Results
For the twelve months ended December 31, 2016, net sales of $1.6 billion decreased 2% compared with the prior-year period.

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Income from continuing operations was $102.5 million for the twelve months, a decrease of 17% compared with $124.0 million for the prior-year period. Adjusted EBIT of $400.3 million increased 16% from the prior-year period. Adjusted EBIT margin of 25.0% increased 380 basis points compared with the prior-year period.
Diluted EPS from continuing operations was $1.45, down 15% compared with the prior-year period. Adjusted EPS was $3.10, up 42% compared with the prior-year period.
Grace Catalysts Technologies
Fourth quarter sales for Catalysts Technologies, which includes catalysts and additives for refinery, plastics, and other chemical process applications, as well as polypropylene process technology licensing, were $328.9 million, an increase of 7% compared with the prior-year quarter, primarily due to the polyolefin catalysts acquisition completed in the second quarter and higher average price.
Gross margin was 43.5%, an increase of 40 basis points compared with the prior-year quarter. Gross margin increased primarily due to lower manufacturing costs partially offset by the mix effect of the polyolefin catalysts acquisition.
Operating income of $107.7 million increased 7% compared with the prior-year quarter. The increase was primarily due to higher gross margins, higher income from the ART joint venture, and the polyolefin catalysts acquisition, partially offset by higher operating expenses. Operating margin was 32.7%, a decrease of 10 basis points compared with the prior-year quarter. ART contributed $11.8 million to operating income compared with $8.3 million in the prior-year quarter.
Grace Materials Technologies
Fourth quarter sales for Materials Technologies, which includes engineered materials for coatings, consumer, pharmaceutical and chemical process applications, were $111.9 million, a decrease of 5% compared with the prior-year quarter. Higher sales volumes were more than offset by the impact related to the exit of certain product lines earlier in the year.
Gross margin was 40.6%, an increase of 60 basis points compared with the prior-year quarter. Gross margin increased primarily due to lower manufacturing costs.
Operating income of $29.0 million increased 13% compared with the prior-year quarter, primarily due to lower operating expenses and lower manufacturing costs. Operating margin was 25.9%, an increase of 430 basis points from the prior-year quarter.
Other Expenses in Adjusted EBIT
Total corporate costs were $15.0 million for the fourth quarter, an increase of $1.2 million compared with the prior-year quarter, which is accounted for on a discontinued operations basis. The prior-year quarter includes a gain on the sale of an operating asset. Certain costs included in 2015 were either assumed by GCP Applied Technologies Inc. (GCP) at the time of its separation from Grace, or eliminated through restructuring or other cost reduction actions.
Certain pension costs of $3.0 million decreased $2.0 million compared with the prior-year quarter primarily due to lower service and interest costs.
Interest Expense
Net interest expense was $19.9 million for the fourth quarter compared with $24.9 million in the prior-year quarter, primarily due to the reduction of bank debt following the separation transaction. The weighted average cash interest rate for the fourth quarter was 4.4%.

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Income Taxes
Our global effective tax rate on adjusted pre-tax income was 31.7%, including a tax benefit of 210 basis points from stock compensation. Income taxes paid in cash, net of refunds, were $85.2 million during the year ended December 31, 2016. We generally have not had to pay U.S. federal income taxes in recent years due to available tax deductions and credits that fully offset our U.S. tax liability.

Cash Flow
Net cash provided by operating activities from continuing operations for the year ended December 31, 2016, was $267.5 million compared with a net use of cash of $189.8 million in the prior-year period. In 2015, we paid $490 million to repurchase a warrant issued in connection with our 2014 emergence from bankruptcy.
Adjusted Free Cash Flow was $236.0 million for the year ended December 31, 2016, a decrease of 8% compared with the prior-year period.
Share Repurchase Program
In the fourth quarter, we spent $140.0 million to repurchase approximately 2,037,000 shares of our outstanding common stock at an average per share price of $68.70. During the year ended December 31, 2016, we spent $195.1 million to repurchase approximately 2,775,000 shares under our current $500 million share repurchase authorization, leaving $34 million on that repurchase authorization at year end. Grace announced today that its Board of Directors has authorized a new share repurchase program of up to $250 million expected to be completed over the next 24 to 36 months at the discretion of management.
Dividend
Today Grace announced that its Board of Directors has approved an increase in the company's regular annual cash dividend rate from $0.68 to $0.84 per common share. The increase will be effective starting with the first quarter dividend of $0.21 per common share, which was declared by the Board and is payable on March 23, 2017, to shareholders of record at the close of business on March 1, 2017.
2017 Outlook
As of February 8, 2017, we establish our outlook for 2017:

•	Adjusted EPS to be in the range of $3.30 to $3.55 per share, up 6%-15%

•	Sales growth to be in the range of 3%-6% (4%-7% on a constant currency basis)

•	Adjusted EBIT to be in the range of $415 million to $440 million

•	Adjusted EBITDA to be in the range of $525 million to $550 million

•	Our outlook assumes an average 1.05 EUR/USD exchange rate for the year compared with an average of 1.10 EUR/USD in the prior year period.

We expect 2017 Adjusted Free Cash Flow to be in the range of $265 to $275 million, including a favorable impact to 2017 cash flow of approximately $70 to $80 million due to utilization of net operating losses (NOLs) and tax credits.
We are unable to estimate the annual mark-to-market pension adjustment or 2017 net income.
Separation into Two Companies
On February 3, 2016, Grace completed a separation transaction pursuant to which all of the outstanding shares of common stock of GCP were distributed pro rata to Grace stockholders. GCP was a wholly-owned subsidiary of Grace that included Grace’s Construction Products operating segment and the packaging technologies business of its Grace Materials Technologies operating segment. As a result of the distribution, GCP is now an independent public company and its common stock is listed under the symbol “GCP” on the New York Stock Exchange.

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Investor Call
We will discuss these results during an investor conference call and webcast today starting at 9:00 a.m. ET. To access the call and webcast, interested participants should go to the Investors portion of our website, www.grace.com, and click on the webcast link.
Those without access to the Internet can participate by dialing +1 855.830.2314 (U.S.) or +1 330.863.3314 (International). The participant passcode is 56066632. Investors are advised to dial into the call at least ten minutes early in order to register.
An audio replay will be available after 1:00 p.m. ET today. For one week, the replay will be accessible by dialing +1 855.859.2056 (U.S.) or +1 404.537.3406 (International) and entering the participant passcode 56066632. The webcast replay or transcript will be available for one year on the company's website.
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About Grace
Built on talent, technology, and trust, Grace is a leading global supplier of catalysts and engineered materials. The company’s two industry-leading business segments—Grace Catalysts Technologies and Grace Materials Technologies—provide innovative products, technologies, and services that enhance the products and processes of our customer partners around the world. Grace employs approximately 3,700 people in over 30 countries. More information about Grace is available at grace.com.
This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions; the cost and availability of raw materials and energy; the effectiveness of its research and development and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting Grace’s outstanding indebtedness; developments affecting Grace's funded and unfunded pension obligations; its legal and environmental proceedings; uncertainties related to Grace's ability to realize the anticipated benefits of the separation transaction; the inability to establish or maintain certain business relationships and relationships with customers and suppliers or the inability to retain key personnel; costs of compliance with environmental regulation; and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2016	2015	2016	2015
Net sales	$440.8	$424.8	$1,598.6	$1,628.2
Cost of goods sold	279.0	254.0	942.7	976.5
Gross profit	161.8	170.8	655.9	651.7
Selling, general and administrative expenses	107.8	97.9	309.3	323.4
Research and development expenses	12.6	10.9	48.8	47.1
Interest expense and related financing costs	19.6	24.7	80.6	98.6
Interest accretion on deferred payment obligations	0.3	0.2	0.9	0.8
Restructuring and repositioning expenses	10.0	5.5	38.6	20.4
Equity in earnings of unconsolidated affiliate	(11.8)	(8.3)	(29.8)	(20.4)
Provision for environmental remediation, net	9.3	4.8	28.7	6.4
Gain on termination and curtailment of postretirement plans	(0.5)	—	(0.5)	(4.5)
Other (income) expense, net	—	(9.1)	13.3	(13.8)
Total costs and expenses	147.3	126.6	489.9	458.0
Income (loss) from continuing operations before income taxes	14.5	44.2	166.0	193.7
(Provision for) benefit from income taxes	(1.4)	(16.7)	(63.5)	(69.8)
Income (loss) from continuing operations	13.1	27.5	102.5	123.9
Income (loss) from discontinued operations, net of income taxes	(2.0)	(7.2)	(12.9)	20.2
Net income (loss)	11.1	20.3	89.6	144.1
Less: Net (income) loss attributable to noncontrolling interests	(0.3)	—	—	0.1
Net income (loss) attributable to W. R. Grace & Co. shareholders	$10.8	$20.3	$89.6	$144.2
Amounts Attributable to W. R. Grace & Co. Shareholders:
Income from continuing operations attributable to W. R. Grace & Co. shareholders	$12.8	$27.5	$102.5	$124.0
Income (loss) from discontinued operations, net of income taxes	(2.0)	(7.2)	(12.9)	20.2
Net income attributable to W. R. Grace & Co. shareholders	$10.8	$20.3	$89.6	$144.2
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Income (loss) from continuing operations	$0.19	$0.39	$1.46	$1.72
Income (loss) from discontinued operations, net of income taxes	(0.03)	(0.10)	(0.18)	0.28
Net income (loss) attributable to W. R. Grace & Co. shareholders	$0.16	$0.29	$1.28	$2.00
Weighted average number of basic shares	69.1	70.7	70.1	72.0
Diluted earnings per share:
Income (loss) from continuing operations	$0.18	$0.39	$1.45	$1.71
Income (loss) from discontinued operations, net of income taxes	(0.02)	(0.10)	(0.18)	0.28
Net income (loss) attributable to W. R. Grace & Co. shareholders	$0.16	$0.29	$1.27	$1.99
Weighted average number of diluted shares	69.4	71.2	70.5	72.6
Dividends per common share	$0.17	$—	$0.51	$—

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Year Ended December 31,
(In millions)	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$89.6	$144.1
Less: (income) loss from discontinued operations	12.9	(20.2)
Income (loss) from continuing operations	102.5	123.9
Reconciliation to net cash provided by (used for) operating activities from continuing operations:
Depreciation and amortization	100.3	99.2
Equity in earnings of unconsolidated affiliate	(29.8)	(20.4)
Dividends received from unconsolidated affiliate	31.0	11.8
Costs related to Chapter 11, and legacy product and environmental, net	35.4	6.1
Cash paid for Chapter 11, and legacy product and environmental	(24.6)	(507.4)
Provision for (benefit from) income taxes	63.5	69.8
Cash paid for income taxes, net of refunds	(85.2)	(34.8)
Interest expense and accretion	81.5	99.4
Cash paid for interest on credit arrangements	(75.7)	(89.5)
Loss on early extinguishment of debt	11.1	—
Defined benefit pension expense (income)	72.6	50.9
Cash paid under defined benefit pension arrangements	(15.9)	(15.4)
Restructuring expenses	24.3	11.3
Cash paid for restructuring	(16.0)	(5.6)
Changes in assets and liabilities, excluding effect of currency translation and acquisitions:
Trade accounts receivable	(15.7)	(18.0)
Inventories	(0.6)	3.8
Accounts payable	32.0	7.3
All other items, net	(23.2)	17.8
Net cash provided by (used for) operating activities from continuing operations	267.5	(189.8)
INVESTING ACTIVITIES
Capital expenditures	(116.9)	(118.8)
Business acquired	(246.5)	—
Proceeds from sale of product lines	13.7	—
Other investing activities	4.7	6.8
Net cash provided by (used for) investing activities from continuing operations	(345.0)	(112.0)
FINANCING ACTIVITIES
Borrowings under credit arrangements	39.4	292.4
Repayments under credit arrangements	(633.0)	(50.0)
Cash paid for repurchases of common stock	(195.1)	(301.5)
Proceeds from exercise of stock options	17.0	26.9
Dividends paid to shareholders	(36.0)	—
Distributions from GCP	750.0	—
Other financing activities	(2.5)	(8.3)
Net cash provided by (used for) financing activities from continuing operations	(60.2)	(40.5)
Effect of currency exchange rate changes on cash and cash equivalents	(3.0)	(1.7)
Increase (decrease) in cash and cash equivalents from continuing operations	(140.7)	(344.0)
Cash flows from discontinued operations
Net cash provided by (used for) operating activities	23.9	202.5
Net cash provided by (used for) investing activities	(9.5)	(32.4)
Net cash provided by (used for) financing activities	31.4	2.9
Effect of currency exchange rate changes on cash and cash equivalents	(1.0)	(56.6)
Increase (decrease) in cash and cash equivalents from discontinued operations	44.8	116.4
Net increase (decrease) in cash and cash equivalents	(95.9)	(227.6)
Less: cash and cash equivalents of discontinued operations	(143.4)	—
Cash and cash equivalents, beginning of period	329.9	557.5
Cash and cash equivalents, end of period	$90.6	$329.9

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

	December 31,
(In millions, except par value and shares)	2016	2015
ASSETS
Current Assets
Cash and cash equivalents	$90.6	$231.3
Restricted cash and cash equivalents	10.0	9.4
Trade accounts receivable, less allowance of $2.2 (2015—$1.4)	273.9	254.5
Inventories	228.0	198.8
Other current assets	52.3	44.1
Assets of discontinued operations	—	446.4
Total Current Assets	654.8	1,184.5
Properties and equipment, net of accumulated depreciation and amortization of $1,327.5 (2015—$1,287.4)	729.6	621.7
Goodwill	394.2	336.5
Technology and other intangible assets, net	269.1	227.5
Deferred income taxes	704.9	714.3
Investment in unconsolidated affiliate	117.6	103.2
Other assets	37.1	33.9
Assets of discontinued operations	—	424.1
Total Assets	$2,907.3	$3,645.7
LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$76.5	$58.1
Accounts payable	195.4	157.8
Other current liabilities	208.9	232.9
Liabilities of discontinued operations	—	258.6
Total Current Liabilities	480.8	707.4
Debt payable after one year	1,507.6	2,111.5
Deferred income taxes	2.8	1.2
Unrecognized tax benefits	0.3	9.8
Underfunded and unfunded defined benefit pension plans	424.3	377.5
Other liabilities	123.6	115.9
Liabilities of discontinued operations	—	109.9
Total Liabilities	2,539.4	3,433.2
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 68,309,431 (2015—70,533,515)	0.7	0.7
Paid-in capital	487.3	496.0
Retained earnings	614.8	436.3
Treasury stock, at cost: shares: 9,147,196 (2015—6,923,110)	(804.9)	(658.4)
Accumulated other comprehensive income (loss)	66.4	(66.8)
Total W. R. Grace & Co. Shareholders' Equity	364.3	207.8
Noncontrolling interests	3.6	4.7
Total Equity	367.9	212.5
Total Liabilities and Equity	$2,907.3	$3,645.7

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(In millions, except per share amounts)	2016	2015	% Change	2016	2015	% Change
Net sales:
Catalysts Technologies	$328.9	$306.5	7.3%	$1,163.7	$1,162.1	0.1%
Materials Technologies	111.9	118.3	(5.4)%	434.9	466.1	(6.7)%
Total Grace net sales	$440.8	$424.8	3.8%	$1,598.6	$1,628.2	(1.8)%
Net sales by region:
North America	$120.2	$122.3	(1.7)%	$490.7	$490.0	0.1%
Europe Middle East Africa	175.4	157.8	11.2%	647.8	621.2	4.3%
Asia Pacific	117.0	105.4	11.0%	348.9	390.9	(10.7)%
Latin America	28.2	39.3	(28.2)%	111.2	126.1	(11.8)%
Total net sales by region	$440.8	$424.8	3.8%	$1,598.6	$1,628.2	(1.8)%
Performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$107.7	$100.6	7.1%	$367.8	$347.3	5.9%
Materials Technologies segment operating income	29.0	25.6	13.3%	104.0	96.9	7.3%
Corporate costs	(15.0)	(13.8)	(8.7)%	(59.4)	(79.9)	25.7%
Gain on termination and curtailment of postretirement plans related to current businesses	0.2	—	NM	0.2	1.9	NM
Certain pension costs(C)	(3.0)	(5.0)	40.0%	(12.3)	(20.4)	39.7%
Adjusted EBIT	118.9	107.4	10.7%	400.3	345.8	15.8%
Pension MTM adjustment and other related costs, net	(61.4)	(26.3)		(60.3)	(30.5)
Restructuring and repositioning expenses	(10.0)	(5.5)		(38.6)	(20.4)
(Costs) benefit related to Chapter 11, and legacy product and environmental, net	(11.2)	(6.7)		(35.4)	(6.1)
Amortization of acquired inventory fair value adjustment	(3.9)	—		(8.0)	—
Third-party acquisition-related costs	—	—		(2.5)	—
Gain on sale of product line	1.0	—		1.7	—
Gain on termination and curtailment of postretirement plans related to divested businesses	0.3	—		0.3	2.6
Income and expense items related to divested businesses	0.4	0.2		0.1	1.5
Loss on early extinguishment of debt	—	—		(11.1)	—
Interest expense, net	(19.9)	(24.9)	20.1%	(80.5)	(99.1)	18.8%
Provision for income taxes	(1.4)	(16.7)	91.6%	(63.5)	(69.8)	9.0%
Income from continuing operations attributable to W. R. Grace & Co. shareholders	$12.8	$27.5	(53.5)%	$102.5	$124.0	(17.3)%
Diluted EPS from continuing operations	$0.18	$0.39	(53.8)%	$1.45	$1.71	(15.2)%
Adjusted EPS	$0.95	$0.72	31.9%	$3.10	$2.18	42.2%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended December 31,			Year Ended December 31,
(In millions)	2016	2015	% Change	2016	2015	% Change
Adjusted profitability performance measures (A)(B)(C):
Gross Margin:
Catalysts Technologies	43.5%	43.1%	0.4 pts	44.4%	42.2%	2.2 pts
Materials Technologies	40.6%	40.0%	0.6 pts	39.6%	38.8%	0.8 pts
Adjusted Gross Margin	42.8%	42.2%	0.6 pts	43.1%	41.2%	1.9 pts
Amortization of acquired inventory fair value adjustment	(0.9)%	—%	NM	(0.5)%	—%	NM
Pension costs in cost of goods sold	(5.2)%	(2.0)%	(3.2) pts	(1.6)%	(1.2)%	(0.4) pts
Total Grace	36.7%	40.2%	(3.5) pts	41.0%	40.0%	1.0 pts
Adjusted EBIT:
Catalysts Technologies	$107.7	$100.6	7.1%	$367.8	$347.3	5.9%
Materials Technologies	29.0	25.6	13.3%	104.0	96.9	7.3%
Corporate, pension, and other	(17.8)	(18.8)	5.3%	(71.5)	(98.4)	27.3%
Total Grace	118.9	107.4	10.7%	400.3	345.8	15.8%
Depreciation and amortization:
Catalysts Technologies	$20.9	$16.9	23.7%	$77.4	$68.1	13.7%
Materials Technologies	4.8	5.6	(14.3)%	19.5	23.2	(15.9)%
Corporate	0.8	1.9	(57.9)%	3.4	7.9	(57.0)%
Total Grace	26.5	24.4	8.6%	100.3	99.2	1.1%
Adjusted EBITDA:
Catalysts Technologies	$128.6	$117.5	9.4%	$445.2	$415.4	7.2%
Materials Technologies	33.8	31.2	8.3%	123.5	120.1	2.8%
Corporate, pension, and other	(17.0)	(16.9)	(0.6)%	(68.1)	(90.5)	24.8%
Total Grace	145.4	131.8	10.3%	500.6	445.0	12.5%
Adjusted EBIT margin:
Catalysts Technologies	32.7%	32.8%	(0.1) pts	31.6%	29.9%	1.7 pts
Materials Technologies	25.9%	21.6%	4.3 pts	23.9%	20.8%	3.1 pts
Total Grace	27.0%	25.3%	1.7 pts	25.0%	21.2%	3.8 pts
Adjusted EBITDA margin:
Catalysts Technologies	39.1%	38.3%	0.8 pts	38.3%	35.7%	2.6 pts
Materials Technologies	30.2%	26.4%	3.8 pts	28.4%	25.8%	2.6 pts
Total Grace	33.0%	31.0%	2.0 pts	31.3%	27.3%	4.0 pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Year Ended December 31,
(In millions)	2016	2015
Cash flow measure (A):
Net cash provided by (used for) operating activities from continuing operations	$267.5	$(189.8)
Capital expenditures	(116.9)	(118.8)
Free Cash Flow	150.6	(308.6)
Cash paid for repositioning	35.5	38.6
Cash paid for Chapter 11, and legacy product and environmental	24.6	507.4
Cash paid for restructuring	16.0	5.6
Cash paid for taxes related to repositioning	5.0	6.1
Cash paid for third-party acquisition-related costs	2.3	—
Capital expenditures related to repositioning	2.0	7.5
Adjusted Free Cash Flow	$236.0	$256.6

	Four Quarters Ended
(In millions)	December 31, 2016	December 31, 2015
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$400.3	$345.8
Invested Capital:
Trade accounts receivable	273.9	254.5
Inventories	228.0	198.8
Accounts payable	(195.4)	(157.8)
	306.5	295.5
Other current assets (excluding income taxes)	32.0	43.2
Properties and equipment, net	729.6	621.7
Goodwill	394.2	336.5
Technology and other intangible assets, net	269.1	227.5
Investment in unconsolidated affiliate	117.6	103.2
Other assets (excluding capitalized financing fees)	34.9	31.8
Other current liabilities (excluding income taxes, legacy environmental matters, accrued interest, and restructuring)	(144.4)	(158.5)
Other liabilities (excluding legacy environmental matters)	(89.3)	(81.4)
Total invested capital	$1,650.2	$1,419.5
Adjusted EBIT Return On Invested Capital	24.3%	24.4%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended December 31,
	2016				2015
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted earnings per share from continuing operations				$0.18				$0.39
Pension MTM adjustment and other related costs, net	$61.4	$20.2	$41.2	0.59	$26.3	$10.6	$15.7	0.22
Costs related to Chapter 11, and legacy product and environmental, net	11.2	4.2	7.0	0.10	6.7	2.0	4.7	0.07
Restructuring and repositioning expenses	10.0	2.1	7.9	0.11	5.5	2.6	2.9	0.04
Amortization of acquired inventory fair value adjustment	3.9	1.5	2.4	0.03	—	—	—	—
(Gain) loss on sale of product line	(1.0)	(0.3)	(0.7)	(0.01)	—	—	—	—
Income and expense items related to divested businesses	(0.4)	(0.1)	(0.3)	—	(0.2)	(0.1)	(0.1)	—
Gain on termination and curtailment of postretirement plans related to divested businesses	(0.3)	(0.1)	(0.2)	—	—	—	—	—
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		3.4	(3.4)	(0.05)		0.3	(0.3)	—
Adjusted EPS				$0.95				$0.72

	Year Ended December 31,
	2016				2015
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted earnings per share from continuing operations				$1.45				$1.71
Pension MTM adjustment and other related costs, net	$60.3	$19.7	$40.6	0.58	$30.5	$12.1	$18.4	0.25
Restructuring and repositioning expenses	38.6	11.6	27.0	0.38	20.4	7.2	13.2	0.18
Costs related to Chapter 11, and legacy product and environmental, net	35.4	13.2	22.2	0.31	6.1	2.2	3.9	0.05
Amortization of acquired inventory fair value adjustment	8.0	3.0	5.0	0.07	—	—	—	—
Third-party acquisition-related costs	2.5	0.7	1.8	0.03	—	—	—	—
(Gain) loss on sale of product line	(1.7)	(0.6)	(1.1)	(0.02)	—	—	—	—
Gain on termination and curtailment of postretirement plans related to divested businesses	(0.3)	(0.1)	(0.2)	—	(2.6)	(1.0)	(1.6)	(0.02)
Income and expense items related to divested businesses	(0.1)	—	(0.1)	—	(1.5)	(0.6)	(0.9)	(0.01)
Loss on early extinguishment of debt	11.1	4.1	7.0	0.10	—	—	—	—
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(14.3)	14.3	0.20		(1.3)	1.3	0.02
Adjusted EPS				$3.10				$2.18

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information

(A)
In the above charts, Grace presents financial information in accordance with U.S. generally accepted accounting principles (U.S. GAAP), as well as the non-GAAP financial information described below. Grace believes that this non-GAAP financial information provides useful supplemental information about the performance of its businesses, improves period-to-period comparability and provides clarity on the information management uses to evaluate the performance of its businesses. In the above charts, Grace has provided reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. These non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from those results should be evaluated carefully.

Grace defines these non-GAAP financial measures as follows:

•
Adjusted EBIT means income from continuing operations attributable to W. R. Grace & Co. shareholders adjusted for interest income and expense; income taxes; costs related to Chapter 11, and legacy product and environmental; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; and certain other items that are not representative of underlying trends.

•	Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization.

•
Adjusted EBIT Return On Invested Capital means Adjusted EBIT (on a trailing four quarters basis) divided by the sum of net working capital, properties and equipment and certain other assets and liabilities.

•	Adjusted Gross Margin means gross margin adjusted for pension-related costs included in cost of goods sold and the amortization of acquired inventory fair value adjustment.

•
Adjusted EPS means diluted EPS from continuing operations adjusted for costs related to Chapter 11, and legacy product and environmental; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; certain other items that are not representative of underlying trends; and certain discrete tax items.

•
Adjusted Free Cash Flow means net cash provided by or used for operating activities from continuing operations minus capital expenditures plus cash flows related to Chapter 11, and legacy product and environmental; cash paid for restructuring and repositioning; capital expenditures related to repositioning; cash paid for third-party acquisition-related costs; and accelerated payments under defined benefit pension arrangements.

Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Return On Invested Capital, Adjusted Gross Margin, Adjusted EPS and Adjusted Free Cash Flow do not purport to represent income or liquidity measures as defined under U.S. GAAP, and should not be considered as alternatives to such measures as an indicator of Grace's performance or liquidity.
Grace uses Adjusted EBIT as a performance measure in significant business decisions and in determining certain incentive compensation. Grace uses Adjusted EBIT as a performance measure because it provides improved period-to-period comparability for decision making and compensation purposes, and because it better measures the ongoing earnings results of its strategic and operating decisions by excluding the earnings effects of the Chapter 11 proceedings, legacy product and environmental matters, restructuring and repositioning activities, divested businesses, and other items discussed above.

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Grace uses Adjusted EBITDA, Adjusted EBIT Return On Invested Capital, Adjusted Gross Margin, and Adjusted EPS as performance measures and may use these measures in determining certain incentive compensation.

Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Grace also uses Adjusted Free Cash Flow as a performance measure in determining certain incentive compensation.

These measures are provided to investors and others to improve the period-to-period comparability and peer-to-peer comparability of Grace’s financial results, and to ensure that investors and others understand the information Grace uses to evaluate the performance of its businesses. They distinguish the operating results of Grace's current business base from the costs of Grace's Chapter 11 proceedings, legacy product and environmental matters, restructuring and repositioning activities, divested businesses, and other items discussed above. These measures may have material limitations due to the exclusion or inclusion of amounts that are included or excluded, respectively, in the most directly comparable measures calculated and presented in accordance with U.S. GAAP and thus investors and others should review carefully the financial results calculated in accordance with U.S. GAAP.

Grace is unable without unreasonable efforts to estimate the annual mark-to-market pension adjustment or 2017 net income, and without the availability of this significant information, Grace is unable to provide reconciliations for the forward-looking information set forth in the 2017 Outlook, above.

(B)	Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C)
Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies and Materials Technologies segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

NM - Not Meaningful

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